                                                                    Exhibit 99.1

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION

For Immediate Release:


Contact: Scott A. Wolstein                  William H. Schafer
         Chairman                           Senior Vice President
         Chief Executive Officer            Chief Financial Officer
         216-755-5500                       216-755-5775

                  DEVELOPERS DIVERSIFIED REALTY REPORTS AN 8.1%
    INCREASE IN FFO PER SHARE FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2003


      CLEVELAND, OHIO, JULY 31, 2003 - Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust ("REIT"), today announced that second quarter 2003 Funds From Operations ("FFO"), a widely accepted measure of REIT performance, on a per share basis was $0.67 (diluted) and $0.68 (basic) compared to $0.62 (diluted) and $0.63 (basic) per share for the same period in the previous year, a per share increase of 8.1% diluted and 7.9% basic. FFO reached $58.6 million for the quarter ended June 30, 2003, as compared to $41.2 million for 2002. Net income for the three month period ended June 30, 2003 was $68.4 million, or $0.66 per share (diluted) and $0.67 (basic), compared to second quarter 2002 net income of $23.2 million, or $0.25 per share (diluted) and $0.25 (basic), an increase of 164% diluted and 168% basic. An increase in net income of $27.9 million, or $0.32 per share (diluted), is due to the gain on sale of assets, which is not included in FFO. The remainder of the increase is attributable to a full quarter of operations from the merger with JDN Realty Corporation ("JDN") on March 13, 2003 and core operations and a reduction in minority interest expense associated with preferred operating partnership units which were redeemed in 2003.

      On a per share basis, FFO (diluted) was $1.35 and $1.25 for the six month periods ended June 30, 2003 and 2002, respectively, an increase of 8.0%. FFO for the six months ended June 30, 2003 was $107.9 million compared to FFO for the six month period ended June 30, 2002 of $81.3 million. Net income for the six month period ended June 30, 2003 was $106.8 million, or $1.06 per share (diluted), compared to net income of $47.2 million, or $0.52 per share (diluted) for the prior comparable period. An increase in net income of $22.8 million is due to the net gain on sale of real estate assets. The remainder of the increase in net income is attributable to the merger with JDN on March 13, 2003 and core operations and a reduction in minority interest expense associated with preferred operating partnership units which were redeemed in 2003.

      Scott A. Wolstein, DDR's chairman and chief executive officer stated, "We are pleased to report this quarter's earnings growth, which was achieved concurrently with dramatic positive changes to the Company's balance sheet. This improvement enhanced the quality of earnings, reduced interest rate risk from variable rate indebtedness, and strengthened the Company's financial flexibility. During the second quarter, both rating agencies upgraded Developers Diversified's corporate credit outlook from Negative to Stable. We completed several capital markets transactions, including a $300 million bond issuance in July 2003 at spreads roughly half their level six months ago. In addition, we issued $385 million of new preferred stock in March and July to refinance higher yielding preferred issuances. These improvements to the Company's financial strength have long-term benefits to shareholders' interests."

      Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company's merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation, equity income from joint ventures and equity income from minority equity investments and adding the Company's proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

LEASING:

      Leasing activity continues to be strong throughout the portfolio. During the second quarter of 2003, the Company executed 72 new leases aggregating approximately 291,500 square feet and 112 renewals aggregating approximately 585,600 square feet. Rental rates on new leases increased by 17.4% to $15.77 per square foot and rental rates on renewals increased by 6.7 % to $13.48 per square foot. On a blended basis, rental rates for new leases and renewals increased by 7.8% to $13.69 per square foot.

      At June 30, 2003, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $10.49. Excluding the impact of the properties acquired through the JDN merger, the average annualized base rent per occupied square foot for the portfolio was $10.85, as compared to $10.40 at June 30, 2002.

      As of June 30, 2003, the portfolio was 94.3% leased. Excluding the impact of the properties acquired through the JDN merger, the portfolio was 94.9% leased, as compared to 95.1% at June 30, 2002. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of June 30, 2003, the portfolio was 93.8% occupied. Excluding the impact of the properties acquired through the JDN merger, the portfolio was 94.8% occupied, as compared to 93.3% at June 30, 2002.

      Same store tenant sales performance over the trailing 12 month period within the Company's portfolio remained strong at approximately $235 per square foot for those tenants required to report. Aggregate base and percentage rental revenues relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2002, excluding properties under redevelopment) increased approximately $2.1 million (or 2.4%) for the six month period ended June 30, 2003, compared to the same period in 2002.

STRATEGIC TRANSACTIONS:

      The Company and Coventry Real Estate Advisors ("CREA") announced the joint acquisition of the first property in connection with CREA's formation of Coventry Real Estate Fund II (the "Fund"). The Fund was formed with several institutional investors and CREA as the investment manager. The Fund and DDR have agreed to jointly acquire value-added retail properties in the United States. CREA is seeking to raise up to $250 million of equity to invest exclusively in joint ventures with DDR. The Fund will invest in a variety of well-located retail properties that present opportunities for value creation, such as retenanting, market repositioning, redevelopment or expansion.

      DDR will co-invest 20% in each joint venture and will be responsible for day-to-day management of the properties. Pursuant to the terms of the joint venture, DDR will earn fees for property management, leasing and construction management plus a promoted interest, along with Coventry, above a 10% preferred return after return of capital to investors.

      The first property acquired by the joint venture, Ward Parkway, is a 712,000 square foot shopping center located in suburban Kansas City, Missouri that was purchased for approximately $48.4 million. Ward Parkway was built in 1959 as a three-anchor regional enclosed mall and redevelopment began in 2001. A portion of the property has been converted to an open-air center. The property is anchored by Target, Dillard's, AMC Theater, Pier One Imports, SteinMart, Dick's Sporting Goods, 24-Hour Fitness and T.J. Maxx. DDR will complete the remainder of the redevelopment by converting approximately 150,000 square feet of enclosed mall space to an open-air format. The property offers additional opportunities to add value through the leasing and development of an outparcel and 12 acres of excess land.

      In May 2003, the Company completed the formation of DDR Markaz LLC, a joint venture transaction with an investor group led by Kuwait Financial Centre
- Markaz (a Kuwaiti publicly traded company). The Company contributed seven retail properties to the joint venture. The properties are located in Richmond, California; Oviedo, Florida; Tampa, Florida; Highland, Indiana; Grove City, Ohio; Toledo, Ohio and Winchester, Virginia. In connection with this formation, DDR Markaz LLC secured $110 million, non-recourse, five-year, CMBS financing at a fixed interest rate of 4.13%. Proceeds from the transaction were used to repay variable rate indebtedness. The Company retained a 20% ownership interest in the seven properties and received cash proceeds of approximately $156 million. The Company earns fees for asset management, property management, leasing, out-parcel sales and construction management.

      During the first quarter of 2003, the Company's and JDN's shareholders approved a definitive merger agreement pursuant to which JDN shareholders received 0.518 shares of DDR in exchange for each share of JDN stock on March 13, 2003. The transaction valued JDN at approximately $1.1 billion, which included approximately $576 million of assumed debt at the carrying amount and $50 million of preferred voting stock. DDR acquired 102 retail assets aggregating 23 million square feet including 16 development properties comprising approximately 6 million square feet of total GLA.

      In March 2002, the Company announced its participation in a joint venture with Lubert-Adler Funds and Klaff Realty, L.P., which was awarded asset designation rights for all of the retail real estate interests of the bankrupt estate of Service Merchandise Corporation. The Company has a 25% interest in the joint venture. In addition, the Company earns fees for the management, leasing, development and disposition of the real estate portfolio. The designation rights enable the joint venture to determine the ultimate use and disposition of the real estate interests held by the bankrupt estate. At June 30, 2003, the portfolio consisted of approximately 80 Service Merchandise retail sites totaling approximately 4.6 million square feet. The transaction was approved in 2002 by the U.S. Bankruptcy Court in Nashville, Tennessee and subsequently the designation rights were transferred to the joint venture.

EXPANSIONS:

      For the six month period ended June 30, 2003, the Company completed expansions and redevelopments at five shopping centers located in Birmingham, Alabama; Brandon, Florida; North Canton, Ohio; Fayetteville, North Carolina and Taylorsville, Utah at an aggregate cost of approximately $23.3 million. The Company is currently expanding/redeveloping eight shopping centers located in North Little Rock, Arkansas; Bayonet Point, Florida; Tucker, Georgia; Aurora, Ohio; Tiffin, Ohio; Erie, Pennsylvania; Monaca, Pennsylvania and Riverdale, Utah at a projected incremental cost of approximately $25.7 million. The Company is also scheduled to commence an additional expansion project at the Princeton, New Jersey shopping center.

      For the six month period ended June 30, 2003, one of the Company's joint ventures completed expansions and redevelopments at two shopping centers located in Shawnee, Kansas and North Olmsted, Ohio at an aggregate cost of approximately $4.4 million. The Company's joint ventures are currently expanding/redeveloping two shopping centers located in San Ysidro, California and Deer Park, Illinois at a projected incremental cost of approximately $18.2 million.

DEVELOPMENT (CONSOLIDATED):

      During the six month period ended June 30, 2003, the Company completed the construction of five shopping centers located in Fayetteville, Arkansas; Aurora, Colorado; Parker, Colorado; St. John's, Missouri and Frisco, Texas.

      The Company currently has 16 shopping center projects under construction, 14 of which resulted from the merger with JDN. These projects are located in Meridian, Idaho (Phase II of the existing shopping center); Long Beach, California; Sacramento, California; Fort Collins, Colorado; Parker, Colorado; Lithonia, Georgia; McDonough, Georgia; Overland Park, Kansas; Chesterfield, Michigan; Grandville, Michigan; Lansing, Michigan; Coon Rapids, Minnesota; Apex, North Carolina; Hamilton, New Jersey; Erie, Pennsylvania; Irving, Texas and Mesquite, Texas. These projects are scheduled for completion during 2003 and 2004 and will create an additional 3.1 million square feet of retail space.

      The Company anticipates commencing construction on four additional shopping centers located in Norwood, Massachusetts; St. Louis, Missouri; Mt. Laurel, New Jersey and McKinney, Texas.

DEVELOPMENT (JOINT VENTURES):

      The Company has joint venture development agreements for three shopping center projects. These three projects have an aggregate projected cost of approximately $96.7 million and are currently scheduled for completion during 2003 and 2004. At June 30, 2003, approximately $84.6 million of costs were incurred in relation to these development projects. The projects located in Long Beach, California (City Place) and Austin, Texas are being financed through the Prudential/DDR Retail Value Fund. The other project is located in St. Louis, Missouri.

ACQUISITIONS:

      In April 2003, the Company acquired its partner's 51% equity interest in a shopping center located in Suwanee, Georgia for approximately $18 million. Upon acquisition, the Company repaid the mortgage debt assumed of $28.6 million. Additionally, the Company acquired its partner's 50% equity interest in a shopping center located in Leawood, Kansas for approximately $15.3 million, net of debt assumed of $53 million. In June 2003, the Company purchased through a 20% owned joint venture a 712,000 square foot center in Kansas City, Missouri for $48.4 million (See Strategic Transactions).

DISPOSITIONS:

      In May 2003, the Company transferred approximately $169 million of real estate assets to a new joint venture, DDR Markaz LLC, and recognized a gain of approximately $26.3 million (See Strategic Transactions). In April 2003, the Company sold three business center properties aggregating 0.4 million square feet of gross leasable area for approximately $14.0 million and recognized a gain of approximately $0.6 million. In April and May 2003, the Company sold four properties, aggregating 0.2 million square feet of GLA acquired in the merger with JDN for approximately $24 million and recognized a gain of $0.2 million. These properties are located in Gulf Breeze, Florida (Walgreen's); Buford, Georgia; Fayetteville, Georgia and Lilburn, Georgia (Lowe's). In June 2003, the Company also sold a shopping center located in Anderson, South Carolina for approximately $1.4 million and recognized a gain of approximately $0.4 million.

      In April 2003, one of the Company's Retail Value Program joint ventures, in which the Company has a 24.75% ownership interest, sold a 15,000 square foot shopping located in Kansas City, Missouri for approximately $2.6 million and recognized a gain of $0.3 million of which the Company's proportionate share was $0.1 million. In June 2003, the Company's Community Centers VI joint venture, in which the Company has a 50% ownership interest, sold a 211,000 square foot shopping located in St. Louis, Missouri for approximately $22.0 million and recognized a gain of $5.2 million of which the Company's proportionate share was $2.6 million.

FINANCINGS:

      In June 2003, the Company announced the sale of $205 million of Class H Cumulative Redeemable Preferred Shares with an annual dividend coupon of 7.375%. In addition, the Company called all outstanding shares of its 8.375% Class C Depositary Cumulative Preferred Shares aggregating $100 million on July 28, 2003 and provided notices for redemption for all outstanding shares of its 8.68% Class D Depositary Cumulative Preferred Shares aggregating $54 million for redemption on August 20, 2003. The sale of $205 million of Class H Cumulative Redeemable Preferred Shares closed on July 28, 2003. The Company also intends to call its 9.375%, $50 million Voting Preferred Shares for redemption in September 2003.

      In July 2003, the Company issued $300 million of seven-year senior unsecured notes with a coupon rate of 4.625%. These notes are due August 1, 2010 and were offered at 99.843% of par. Proceeds from this offering were used to repay borrowings under the Company's unsecured credit facility and to selectively prepay secured mortgage financing.

      Developers Diversified Realty Corporation currently owns and manages approximately 400 retail operating and development properties in 44 states comprising over 83 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

      A copy of the Company's Supplemental Financial/Operational package is available to all interested parties upon written request at our corporate office to Michelle A. Mahue, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http:/www.ddr.com.

      Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company's expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property or the loss of a major tenant. For more details on the risk factors, please refer to the Company's Form on 10-K as of December 31, 2002.

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                     (IN THOUSANDS - EXCEPT PER SHARE DATA)

                                                                           Three Month Period                 Six Month Period
                                                                              Ended June 30,                   Ended June 30,
                                                                         2003              2002            2003             2002
                                                                       ---------        ---------        ---------        ---------
REVENUES:
   Minimum rent (A)                                                    $  91,726        $  60,973        $ 165,547        $ 121,264
   Percentage and overage rents (A)                                        1,292              564            2,477            1,470
   Recoveries from tenants                                                23,214           16,778           42,939           32,278
   Ancillary income                                                          448              322              796              665
   Other property related income                                             233              350              308              574
   Management fee income                                                   2,528            2,599            5,132            5,362
   Development fees                                                          344              301              673              806
   Interest income                                                         1,156            1,883            2,759            2,560
   Other (B)                                                               2,858            1,004            5,921            4,739
                                                                       ---------        ---------        ---------        ---------
                                                                         123,799           84,774          226,552          169,718
                                                                       ---------        ---------        ---------        ---------
EXPENSES:

    Operating and maintenance                                             15,153            9,888           28,320           19,133
    Real estate taxes                                                     14,351           10,770           26,524           20,748
    General and administrative (C)                                        11,189            6,893           18,913           13,381
    Interest                                                              23,136           19,028           42,128           37,887
    Impairmant charge(D)                                                   2,640                -            2,640                -
    Depreciation and amortization                                         24,296           17,321           44,116           38,229
                                                                       ---------        ---------        ---------        ---------
                                                                          90,765           63,900          162,641          129,378
                                                                       ---------        ---------        ---------        ---------
Income before equity in net income of joint ventures,
   minority equity interests, discontinued operations
   and gain on sales of real estate and real estate
   investments                                                            33,034           20,874           63,911           40,340

Equity in net income of joint ventures (E)                                 6,797           10,890           16,896           17,617
Minority equity interests (F)                                               (873)          (5,595)          (3,938)         (11,200)
                                                                       ---------        ---------        ---------        ---------
Income from continuing operations                                         38,958           26,169           76,869           46,757
Income (loss) from discontinued operations (G)                             1,398           (3,000)           1,673           (2,411)
                                                                       ---------        ---------        ---------        ---------
Income before gain on sales of real estate and real estate
  investments                                                             40,356           23,169           78,542           44,346
Gain on sales of real estate and real estate investments                  28,046               75           28,245            2,829
                                                                       ---------        ---------        ---------        ---------
NET INCOME                                                             $  68,402        $  23,244        $ 106,787        $  47,175
                                                                       =========        =========        =========        =========
NET INCOME, APPLICABLE TO COMMON SHAREHOLDERS                          $  57,140        $  16,162        $  83,650        $  33,098
                                                                       =========        =========        =========        =========

FUNDS FROM OPERATIONS ("FFO"):

   Net income applicable to common shareholders                        $  57,140        $  16,162        $  83,650        $  33,098
   Depreciation and amortization of real estate investments               23,973           17,277           43,694           38,208
   Equity in net income of joint ventures                                 (6,797)         (10,890)         (16,896)         (17,617)
   Joint ventures' FFO (E)                                                 8,149           14,755           15,943           23,351
   Minority equity interests (OP Units)                                      482              378              859              762
   Original issuance costs associated with the Preferred OP Units
      redeemed (H)                                                          --               --              4,990             --
   (Gain) loss on sales and impairment charge on depreciable real
      estate and real estate investments, net                            (24,377)           3,526          (24,377)           3,526
                                                                       ---------        ---------        ---------        ---------

   FFO                                                                 $  58,570        $  41,208        $ 107,863        $  81,328
                                                                       =========        =========        =========        =========
   Per share data:
     Earnings per common share
        Basic                                                          $    0.67        $    0.25        $    1.08        $    0.53
                                                                       =========        =========        =========        =========
        Diluted                                                        $    0.66        $    0.25        $    1.06        $    0.52
                                                                       =========        =========        =========        =========
   Dividends Declared                                                  $    0.41        $    0.38        $    0.82        $    0.76
                                                                       =========        =========        =========        =========
   Funds From Operations - Basic (I)                                   $    0.68        $    0.63        $    1.37        $    1.27
                                                                       =========        =========        =========        =========
   Funds From Operations - Diluted (I)                                 $    0.67        $    0.62        $    1.35        $    1.25
                                                                       =========        =========        =========        =========
   Basic - average shares outstanding (thousands)                         85,031           64,442           77,626           62,726
                                                                       =========        =========        =========        =========
   Diluted - average shares outstanding (thousands)                       87,667           65,589           79,981           63,766
                                                                       =========        =========        =========        =========

(A) Increases in base and percentage rental revenues for the six month period ended June 30, 2003 as compared to 2002, aggregated $44.2 million consisting of $2.1 million related to leasing of core portfolio properties (an increase of 2.4% from 2002), $16.2 million from the acquisition of thirteen shopping centers in 2002 and 2003, $26.9 million is attributed to the JDN merger and $1.3 million relating to developments and redevelopments. These amounts were offset by a decrease of $0.3 million relating to the business center properties and $2.0 million due to the transfer of eight properties to joint ventures in 2002 and 2003. Included in the rental revenues for the six month period ended June 30, 2003 and 2002 is approximately $3.0 million and $1.9 million, respectively, of revenue resulting from the recognition of straight line rents.

(B) Other income for the three month period ended June 30, 2003 and 2002 included approximately $2.5 million and $1.2 million, respectively, in lease termination revenue. Other income for the six month period ended June 30, 2003 and 2002 included approximately $2.8 million in lease termination revenue in each year. Other income for the six month period ended June 30, 2003 includes approximately $2.4 million of income from the settlement of a call option relating to the MOPPRS debt assumed from JDN. Included in other income for the period ended June 30, 2003 and 2002 was approximately $0.7 million and $2.3 million, respectively, relating to the sale of certain option rights (2003) and the sale of development rights to the Wilshire project in Los Angeles, California in 2002. Offsetting these revenues for the six months ended June 30, 2003 and 2002 was a charge of $0.3 million relating to the write-off of abandoned development projects in each year.

(C) General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the six month periods ended June 30, 2003 and 2002, general and administrative expenses were approximately 5.3% and 4.5%, respectively, of total revenues, including joint venture revenues, for each period. In addition to increases attributable to the merger with JDN in March 2003, included in the three and six month periods ended June 30, 2003 general and administrative expense is approximately $2.0 million and $2.5 million, respectively, of non-cash executive management incentive compensation primarily associated with performance unit grants which compares to $0.3 million and $0.8 million, respectively, during the same periods of 2002. The increase of $1.7 million is attributed to the increase in the Company's stock price in the second quarter of 2003. Excluding this additional non-cash incentive compensation, general and administrative expense, as a percentage of total revenues, including joint venture revenues, was approximately 4.7%.

(D) Impairment charge relates to the potential sale of two shopping center assets, aggregating 150,000 square feet of GLA, in 2003 with a projected loss of approximately $2.6 million.

(E) The following is a summary of the Company's share of the combined operating results relating to its joint ventures (in thousands):


                                                                    Three month period               Six month period
                                                                       ended June 30                , ended June 30
                                                                  2003 (b)        2002 (b)       2003 (b)         2002 (b)
                                                                  --------        --------       --------         --------

Revenues from operations (a)                                     $ 64,063        $ 55,113       $ 127,456        $ 109,435
                                                                 --------        --------       ---------        ---------

Operating expense                                                  24,640          18,790          47,577           37,144
Depreciation and amortization of real estate
  Investments                                                      10,000           8,024          20,993           15,740
Interest expense                                                   20,917          16,036          40,380           32,543
                                                                 --------        --------       ---------        ---------
                                                                   55,557          42,850         108,950           85,427
                                                                 --------        --------       ---------        ---------

Income from operations before gain on sale of real estate
  and real estate investments and tax expense                       8,506          12,263          18,506           24,008
Gain  on sale of real estate and real estate investments            3,090           5,473           2,332           10,925
Income from discontinued operations                                    61           2,469             268            5,172
Gain on sale of discontinued operations                             5,197           4,955          40,887           15,596
                                                                 --------        --------       ---------        ---------
Net income                                                       $ 16,854        $ 25,160       $  61,993        $  55,701
                                                                 ========        ========       =========        =========
DDR Ownership interests (b)                                      $  7,094        $ 11,342       $  17,531        $  19,328
                                                                 ========        ========       =========        =========

Funds From Operations from joint ventures are summarized as follows:

  Net income                                                     $ 16,854        $ 25,160       $  61,993        $  55,701
  Gain on sale of real estate and real estate investments,
     including discontinued operations                             (5,125)           --           (40,815)         (15,348)
  Depreciation and amortization of real estate
      investments                                                  10,068           8,601          21,481           18,104
                                                                 --------        --------       ---------        ---------
                                                                 $ 21,797        $ 33,761       $  42,659        $  58,457
                                                                 ========        ========       =========        =========
  DDRC Ownership interests (b)                                   $  8,149        $ 14,755       $  15,943        $  23,351
                                                                 ========        ========       =========        =========
  DDRC Partnership distributions received, net                   $ 12,669        $ 14,510       $  34,110        $  38,154
                                                                 ========        ========       =========        =========

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                     (IN THOUSANDS - EXCEPT PER SHARE DATA)

(a) Revenues for the three month periods ended June 30, 2003 and 2002 included approximately $0.7 million and $0.8 million, respectively, resulting from the recognition of straight line rents of which the Company's proportionate share is $0.1 million and $0.3 million, respectively. Revenues for the six month periods ended June 30, 2003 and 2002 included approximately $1.6 million and $1.8 million, respectively, resulting from the recognition of straight line rents of which the Company's proportionate share is $0.4 million and $0.6 million, respectively.

(b) At June 30, 2003 and 2002, the Company owned joint venture interests relating to 54 and 51 shopping center properties, respectively. In addition, at June 30, 2003 and 2002, respectively, the Company owned through its 25% owned joint venture, 80 and 159 shopping center sites formerly owned by Service Merchandise.

      The Company's share of joint venture net income has been reduced by $0.7 million and $1.6 million for the six month periods ended June 30, 2003 and 2002, respectively, to reflect additional basis depreciation and the elimination of gain on sale in relation to a property acquired by the Company from a joint venture.

(F)   Minority Equity Interests are comprised of the following:

                                      Three Month Period           Six Month Period
                                         Ended June 30,             Ended June 30,
                                       2003         2002          2003          2002
                                       ----         ----          ----          ----

Minority interests                    $  391       $  447       $   843       $   897
Preferred Operating Partnership
   Units                                --          4,770         2,236         9,541
Operating Partnership Units              482          378           859           762
                                      ------       ------       -------       -------
                                      $  873       $5,595       $ 3,938       $11,200
                                      ======       ======       =======       =======

(G) The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

                                                                  Three Month Period            Six Month Period
                                                                   Ended June 30,                 Ended June 30,
                                                                 2003            2002           2003          2002
                                                                 ----            ----           ----          ----
Revenues                                                        $   372        $ 1,368        $ 1,011        $ 2,950
                                                                -------        -------        -------        -------

Expenses:
    Operating                                                        46            322            102            694
    Depreciation                                                     51            336            269            730
    Interest                                                         83            184            173            411
                                                                -------        -------        -------        -------
                                                                    180            842            544          1,835
                                                                -------        -------        -------        -------
                                                                    192            526            467          1,115
Gain on sales of real estate and (impairment charge), net
                                                                  1,206         (3,526)         1,206         (3,526)
                                                                -------        -------        -------        -------
                                                                $ 1,398        $(3,000)       $ 1,673        $(2,411)
                                                                =======        =======        =======        =======

(H) Represents original issuance costs from the $180 million of preferred operating partnership units issued in 1999 and 2000. These preferred units were redeemed in March 2003 with the proceeds from the issuance of the Preferred Class G shares. This represents a non-cash charge to net income available to common shareholders and is not an adjustment to net income. Moreover, this treatment is consistent with the Company's redemption of previously redeemed preferred securities, which did not reflect an adjustment to net income available to common shareholders.

(I) For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion, on a weighted average basis of 1.1 million and 0.9 million Operating Partnership Units (OP Units) outstanding at June 30, 2003 and 2002 into 1.1 million and 1.0 million common shares of the Company for the three month periods ended June 30, 2003 and 2002, respectively, and 1.0 million common shares of the Company for the six month periods ended June 20, 2003 and 2002. The weighted average diluted shares and OP Units outstanding were 87.8 million and 66.7 million for the three month periods ended June 30, 2003 and 2002, respectively, and 80.1 million and 64.9 million for the six month periods ended June 30, 2003 and 2002, respectively.

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)

Selected Balance Sheet Data:

                                               June 30, 2003    December 31, 2002
                                               -------------    -----------------
ASSETS:
Real estate and rental property:
         Land                                   $   845,073        $   488,292
         Buildings                                2,691,584          2,109,675
         Fixtures and tenant improvements            77,619             72,674
         Land under development                      87,420             20,028
         Construction in progress                   165,457            113,387
                                                -----------        -----------
                                                  3,867,153          2,804,056
Less accumulated depreciation                      (432,903)          (408,792)
                                                -----------        -----------
Real estate, net                                  3,434,250          2,395,264
Cash                                                 22,009             16,371
Advances to and investments in joint ventures       317,385            258,610
Notes receivable                                     12,775             11,662
Receivables, including straight line rent            77,795             60,074
Other assets                                         44,658             34,871
                                                -----------        -----------
                                                $ 3,908,872        $ 2,776,852
                                                ===========        ===========
LIABILITIES:
Indebtedness:
  Revolving credit facilities                   $   402,813        $   446,000
  Variable rate unsecured term debt                 300,000             22,120
  Unsecured debt                                    540,500            404,900
  Mortgage and other secured debt                   879,339            625,778
                                                -----------        -----------
                                                  2,122,652          1,498,798
  Dividends payable                                  35,197             25,378
  Other liabilities                                 131,647             92,070
                                                -----------        -----------
                                                  2,289,496          1,616,246
Minority interests                                   44,436            215,045
Shareholders' equity                              1,574,940            945,561
                                                -----------        -----------
                                                $ 3,908,872        $ 2,776,852
                                                ===========        ===========

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)

Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company's joint ventures are as follows:

                                                             June 30,         December 31,
                                                              2003                2002
                                                              ----                ----
Land                                                      $   431,870            368,520
Buildings                                                   1,353,331          1,219,947
Fixtures and tenant improvements                               28,175             24,356
Construction in progress                                      113,142             91,787
                                                          -----------        -----------
                                                            1,926,518          1,704,610
Accumulated depreciation                                     (149,576)          (153,537)
                                                          -----------        -----------

Real estate, net                                            1,776,942          1,551,073
Receivables, including straight line rent, net                 54,126             64,642
Investment in joint ventures                                   14,212             12,147
Leasehold interests                                            25,783             26,677
Other assets                                                   92,298             80,285
                                                          -----------        -----------
                                                          $ 1,963,361        $ 1,734,824
                                                          ===========        ===========
Mortgage debt (a)                                         $ 1,196,742        $ 1,129,310
Notes and accrued interest payable to DDRC                    110,234            106,485
Amounts payable to other partners                              76,058             71,153
Other liabilities                                              76,380             61,898
                                                          -----------        -----------
                                                            1,459,414          1,368,846
                       Accumulated equity                     503,947            365,978
                                                          -----------        -----------
                                                          $ 1,963,361        $ 1,734,824
                                                          ===========        ===========

(a) The Company's proportionate share of joint venture debt aggregated approximately $390.4 million and $387.1 million at June 30, 2003 and December 31, 2002, respectively.